SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into effective as of June 2, 2016, by and between Spark Energy, Inc., a Delaware corporation (the “Company”) and Georganne Hodges, the undersigned individual (“Executive”) (together, the “Parties” and individually, a “Party”).

RECITALS

WHEREAS, Executive is employed by the Company pursuant to the terms of the Employment Agreement between the Company and Executive, dated April 15, 2015 (the “Employment Agreement”); and

WHEREAS, the Parties mutually desire to arrange for Executive’s termination and separation from employment and to provide or cause to be provided those certain payments and benefits from the Company or its subsidiaries, pursuant to the terms and conditions set forth herein and mutually desire to resolve, fully and finally, all outstanding matters between them; and

WHEREAS, Executive acknowledges that certain of the Company’s obligations under this Agreement are conditioned upon Executive’s timely execution, without revocation, of a waiver and release of claims against the Company, its subsidiaries and its affiliates; and

WHEREAS, the Company and Executive acknowledge that the Executive is a participant in the Company’s Long-Term Incentive Plan, Effective Date July 28, 2014 (the “Long-Term Incentive Plan”); and

WHEREAS, the Company and the Executive agree that this Agreement shall control all payments and obligations otherwise due under the Long-Term Incentive Plan and shall supersede any interests the Executive may have under the Long-Term Incentive Plan; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

AGREEMENT

1.Separation of Employment. Effective as of July 15, 2016 (the “Separation Date”), Executive’s employment with the Company and any subsidiaries and affiliated entities shall be terminated by the Company pursuant to Section 2(a) of the Employment Agreement, and Executive, effective as of June 2, 2016 (the “Effective Date”), hereby resigns from all officer (or equivalent) positions with the Company and any subsidiaries and affiliated entities and as a member of any

Board of Directors (the “Board”) of any subsidiary or affiliated entity of the Company, in each case effective as of the Effective Date. As of the Effective Date, Executive shall no longer be an officer of the Company or an officer or member of any Board of any subsidiary or affiliated entity of the Company. Executive agrees to take any and all further acts reasonably requested by the Company which are necessary to evidence and effect such resignations. Notwithstanding the foregoing, at the Company’s election, the Company, through its Chief Executive Officer, shall have the right to cause Executive to cease any functions as an employee of the Company as of any date earlier than the Separation Date (the “Early Separation Date”). All severance benefits and post-termination obligations will be calculated and measured from the Separation Date or Early Separation Date (as the case may be).

2.Release. Certain terms of this Agreement are contingent on Executive’s timely execution of a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”) attached as Exhibit A hereto, which executed Release must be delivered to the Company on or before the fiftieth (50th) day after the Separation Date or Early Separation Date, as applicable (provided such Release is not thereafter revoked, a “Final Release”). In the absence of a timely executed Release, or in the case Executive revokes such Release prior to the date the Release becomes irrevocable pursuant to its terms, this Agreement shall have no further force or effect; provided, however, that any failure to timely execute the Release or revocation of the Release shall have no impact on the resignations referred to in Section 1.

3.Payments. Executive shall be entitled to receive the payments and benefits provided below:

(a)Accrued Obligations. Executive shall be entitled to receive all accrued but unpaid salary through the Separation Date or Early Separation Date, as applicable, which shall be paid to the Executive in accordance with the Company’s or its subsidiaries’ normal payroll practices, but not later than thirty (30) days after the Separation Date or Early Separation Date, as applicable. Executive shall also be entitled to receive all accrued but unused vacation through the Separation Date or Early Separation Date, as applicable, which shall be paid in one lump sum to the Executive in accordance with the Company’s or its subsidiaries’ normal payroll practices, but not later than thirty (30) days after the Separation Date or Early Separation Date, as applicable.

(b)Benefits Under Section 2(e) of Employment Agreement. Subject to Executive’s compliance with Section 3 (Confidentiality) and Section 4 (Non-Competition and Non-Solicitation) of the Employment Agreement, Executive shall be entitled to receive all of the payment and benefits as set forth in Section 2(e) of Employment Agreement, including, without limitation, the Severance Payment (as defined in the Employment Agreement) and the vesting of all outstanding unvested long term incentive awards granted to the Executive during her employment with the Company under the Company’s Long Term Incentive Plan, as provided for in Section 2(e)(iii) of the Employment Agreement. For the avoidance of doubt, the portion of the Severance Payment attributable to 2016 bonus shall be in the amount of $108,740, subject to pro rata reduction upon the occurrence of an Early Separation Date. Any Severance Payments payable to Executive shall be paid in accordance with Section 2(e) of the Employment Agreement.

4.Restrictive Covenants and Acknowledgments.

(a)Covenants. The Executive previously agreed to the restrictive covenants contained in the Employment Agreement (collectively hereinafter referred to as the “Covenants”).

(b)Forfeiture of Benefits. The Executive acknowledges and agrees that the compensation and benefits provided for in Section 3 hereof are subject to the Executive’s continued compliance with the Covenants, and such compensation and benefits shall cease in the event of a final determination by a Court of competent jurisdiction, of a breach by the Executive of any provision of the Covenants, and such cessation of payments and benefits shall not reduce any monetary damages that may be available to the Company or its subsidiaries, as a result of such breach; provided, however, that nothing contained in this Agreement or the Release shall effect, reduce, or diminish the Executive’s rights under COBRA.

(c)Retirement Savings Plan. Executive acknowledges that she is not eligible to participate in the Company’s or any subsidiaries’ or affiliated entities’ Retirement Savings Plan following her termination of employment on the Separation Date or Early Separation Date, as applicable. Notwithstanding the foregoing, nothing contained in this Section 4(d) or elsewhere in this Agreement shall divest or constitute a release or forfeiture of any accrued vested benefit or account in the Company’s, an affiliate’s or subsidiary’s Retirement Savings Plan or other qualified Executive benefit plan, as any interest Executive may have therein shall be governed by the appropriate plan and/or trust agreement. All employee contributions and employer matching contributions under the Company’s Retirement Savings Plan prior to and as of the Separation Date or Early Separation Date, as applicable, shall be fully vested on and as of the Separation Date or Early Separation Date, as applicable.

(d)Enforcement/Remedies.

(i)Executive acknowledges and agrees: (1) that her services to the Company or its subsidiaries and affiliates are unique, (2) that the restrictions in the Covenants are reasonable and necessary to protect the legitimate business interests of the Company, its subsidiaries and affiliates and will not preclude her from becoming gainfully employed following her termination of employment, (3) that any violation of any provision of the Covenants will irreparably injure the Company and its subsidiaries, (4) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or its subsidiaries may be entitled.

(ii)In the event any provision relating to the time period or scope of the confidentiality, non-disparagement or non-solicitation restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.

(iii)Executive agrees that, if she is found upon final determination by a Court of competent jurisdiction to have breached any provision in the Covenants, then she shall be obligated to pay the reasonable attorney’s fees and expenses incurred by the Company or its subsidiaries to enforce its rights in connection with such breach.

(iv)Company agrees that, if it is found upon final determination by a Court of competent jurisdiction to have breached any provision in this Agreement, then it shall be obligated to pay the reasonable attorney’s fees and expenses incurred by the Executive to enforce his rights in connection with such breach.

5.Cooperation. Executive acknowledges that in the course of her employment with the Company or its subsidiaries, Executive has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to the Company’s or its subsidiaries’ defense or prosecution of current or subsequent proceedings. Following the Separation Date or Early Separation Date, as applicable, Executive agrees to cooperate fully with the Company’s or its subsidiaries’ reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions or arbitrations. Such assistance following the Separation Date, or Early Separation Date, as applicable, shall be furnished at mutually agreeable times and for mutually agreeable compensation, provided, however, that Executive shall not be entitled to compensation if the Company or its subsidiaries’ only request that Executive provide de minimis assistance to answer questions and transition her duties and day-to-day responsibilities not exceeding four (4) hours in any week during the period from the Separation Date or Early Separation Date, as applicable through May 31, 2017.

6.On or before the Separation Date or Early Separation Date, as applicable, Executive shall return to the Company all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Executive for the Company’s use or benefit.

7.Miscellaneous.

(a)Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles. Further, for any dispute related to this Agreement, Executive and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas. Executive and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.

(b)Entire Agreement. This Agreement and the agreement referenced in Section 4 (a) herein, but only as to the Covenants, contain the entire agreement and understanding between the Parties hereto and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(c)Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(d)Tax Withholding. The Company or its subsidiaries may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

(e)Assignability. The Company or its subsidiaries shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Executive’s obligations under Sections 4(a) through 4(c) of this Agreement; provided, however, that no such assignment shall relieve the Company or its subsidiaries of their obligations to the Executive under this Agreement. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(f)Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g)Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company, its subsidiaries or Executive.

(h)Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(i)Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(j)Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(k)Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s or its subsidiaries’ records), or to such other address as Executive may from time to time designate in writing, or to the Company’s principal office, as the case may be.

(l)Review of Communication. Executive shall be provided with an opportunity to review and approve any written communication made by the Company or its subsidiaries, regarding Executive’s separation from employment.

8.Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. The Company makes no representations that payments or benefits provided under the Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payments or benefits. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

SPARK ENERGY, INC.	EXECUTIVE

By: /s/ GIL MELMAN	By: /s/ GEORGANNE HODGES

Name: Gil Melman	Name: Georganne Hodges

Title: Vice President and General Counsel	Date: June 2, 2016

EXHIBIT A

Dated: ___________, 2016

WAIVER AND RELEASE

Pursuant to the terms of my Separation and Release Agreement with Spark Energy, Inc. dated __________, 2016 (the “Agreement”) and in exchange for the benefits provided in the Agreement (the “Separation Benefits”), I hereby waive all claims against and release (i) Spark Energy, Inc. and its directors, officers, employees, members, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, members, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), (iii) the Company’s and its Affiliates’ employee benefit and incentive plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”); and (iv) the Company’s and its Affiliates’ equity incentive and equity investment plans and the fiduciaries and agents of said plans (collectively referred to as the “Equity Plans”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground arising out of or relating in any way to my employment with or separation from employment with the Company, but specifically excluding from the above and foregoing release (i) any claims or rights that under law are non-waivable and (ii) benefits due pursuant to the Agreement. In addition, the waiver and release set forth above does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. (The Company, its Affiliates, the Benefit Plans and the Equity Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)

I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.

In exchange for the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination and all other federal regulatory, statutory or common law and all other state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are in past or present, personal or representative, known or unknown, or arising out of any occurrence to date and expressly including but not limited to any liability arising out of or in connection with the employment of Executive by Company, or her termination, and claims for attorneys’ fees and costs, and any and all forms of compensation, including without limitation any incentive awards or bonuses, relating to such employment, other than as set forth in Section 3 of the Agreement,

Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.

This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; (c) the right to enforce all obligations undertaken by the Company under this Agreement; and (d) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.

I acknowledge that the Company’s provision of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.

I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh (7th) day by the Company’s Vice President, General Counsel, Gil M. Melman, 12140 Wickchester Lane, Suite 100, Houston, Texas 77079, facsimile number: (832) 320-2943, in which case the Waiver and Release will not become effective. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

______________________________                       ____________________________
Georganne Hodges                        Company’s Representative

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Signature Date                            Company’s Execution Date